Exhibit 5

                                 March 28, 2001

Gamecom, Inc.
440 North Center
Arlington, TX 76011

Gentlemen:

      With respect to the Registration Statement on Form S-8 of Gamecom, Inc. (the "Company") in connection with the registration of 50,000 shares of common stock, par value $0.005, ("Common Stock") which have been reserved for issuance pursuant to a consulting agreement, we are of the opinion that the Common Stock when issued in accordance with the terms and provisions of the consulting agreement will be duly authorized, legally issued, fully paid and nonassessable.

      This opinion is limited to the laws of the State of Texas, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion. We express no opinion as to the applicable choice of law provisions contained in any agreement.

      This opinion is rendered to you in connection with the issuance of the Common Stock and is solely for your benefit. This opinion may be not relied upon by any other person, firm, corporation or other entity for any purpose, without prior written consent.

      We hereby conset to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                          Very truly yours,

                                          Raice Paykin & Krieg LLP


                                          By: /s/ David C. Thomas
                                              ----------------------------------
                                              David C. Thomas